Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Synthetic Biologics, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share(1)	457	(c)	2,459,017	$1.42	$3,491,805	0.0000927	$323.70
	Total Offering Amounts				2,459,017	$1.42	$3,491,805		$323.70
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$323.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends or other similar distributions, recapitalizations or similar events with respect to shares of the Common Stock being registered pursuant to this registration statement.

(2)	In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the Common Stock is estimated solely for the calculation of the registration fees due for this filing. This estimate was based on the average of the high and low sales price of our Common Stock reported by the NYSE American LLC on September 2, 2022, which was $1.42.